EXHIBIT 99.1

Edible Garden Continues Organic Growth with Revenue Increasing 7.5% Year-Over-Year for the Second Quarter of 2022 and New Expansion Initiatives Underway

Conference Call to Be Held Today at 11:00 am ET

BELVIDERE, NJ, August 15, 2022 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce, today provided a business update and reported financial results for the three months ended June 30, 2022.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We continue to gain traction in the market, as evidenced by our solid year-over-year and sequential revenue growth, which does not reflect the deployment of the capital raised through our successful initial public offering (IPO) and listing on the Nasdaq in the second quarter.  We are in the early stages of prudently deploying the capital, which we believe will help us further accelerate our capabilities, technology, and retail distribution.  We expect these initiatives will build upon the growing brand awareness that Edible Garden is experiencing, especially among consumers that care deeply about the environmental impact of the food supply chain.  While we are happy with the organic growth we continue to witness in our business, we believe we are now well positioned to drive more rapid expansion of our business and increase our margins beginning in the second half of 2022.”

“Among our achievements in the second quarter, we entered into an agreement with Nutracom to develop proprietary lines of Farm to Formula® nutraceuticals, alternative proteins and functional food products, to be distributed through the Edible Garden platform.  More recently, we increased the distribution of our sustainable, hydro basil, with a major northeast retailer across their more than 350 locations and expanded our northeast distribution network with the addition of Food Bazaar and their 28 full-service supermarket locations in densely populated areas across New York, New Jersey, and Connecticut.  These arrangements provide further validation of the growing consumer appeal for our products.  At the same time, our Zero-Waste Inspired® approach allows us to maximize product yields in a sustainable manner. As an example, we utilize renewable and proprietary packaging materials that preserve freshness, reduce spoilage, and lower costs. Our environmental, social, and corporate governance (“ESG”) and sustainability focused approach resonates with retailers and consumers, which we believe will help Edible Garden further enhance our distribution channels and demand for our products in the future.”

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Financial results for the three months ended June 30, 2022

For the second quarter ended June 30, 2022, revenues totaled $3.0 million, an increase of $208 thousand, or 7.5%, compared to $2.8 million for the three months ended June 30, 2021.  The increase represents growth from the existing customer base.

Cost of goods sold were $2.8 million for the three months ended June 30, 2022, compared to $2.5 million for the three months ended June 30, 2021.  The increase was due to higher packaging costs due to inflation, higher labor costs due to COVID-19 and higher costs charged by contract farmers.

Selling, general and administrative expenses were $2.7 million for the three months ended June 30, 2022, compared to $1.4 million for the three months ended June 30, 2021.  The increase was primarily driven by higher payroll and compensation expense, which included $1 million of one-time IPO-related expenses, as well as other public company expenses that were not incurred in 2021.

Net loss was $4.8 million, or $0.68 per share, for the three months ended June 30, 2022, compared to a net loss of $1.2 million, or $0.29 per share, for the three months ended June 30, 2021.

Financial results for the six months ended June 30, 2022

For the six months ended June 30, 2022, revenues totaled $5.7 million, an increase of $462 thousand, or 8.8%, compared to $5.3 million for the six months ended June 30, 2021.  The increase represents growth from the existing customer base.

Cost of goods sold were $5.6 million for the six months ended June 30, 2022, compared to $4.8 million for the six months ended June 30, 2021.  The increase was due to higher packaging costs due to inflation, higher labor costs due to COVID-19 and higher costs charged by contract farmers.

Selling, general and administrative expenses were $4.3 million for the six months ended June 30, 2022, compared to $2.7 million for the six months ended June 30, 2021.  The increase was primarily driven by higher payroll and compensation expense, which included $1 million of one-time IPO-related expenses, as well as other public company expenses that were not incurred in 2021.

Net loss was $7.4 million, or $1.22 per share, for the six months ended June 30, 2022, compared to a net loss of $2.3 million, or $0.59 per share, for the six months ended June 30, 2021.

The complete financial results for the quarter and six months ended June 30, 2022, are available in the Company’s Form 10-Q, which will be filed with the Securities & Exchange Commission and available at: www.sec.gov.

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Conference Call

Edible Garden will host a conference call today at 11:00 A.M. Eastern Time to discuss the Company’s financial results for the second quarter ended June 30, 2022, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 877-545-0523 for U.S. callers or +1 973-528-0016 for international callers and using entry code: 899861. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/46369 or on the investor relations section of the Company’s website at https://ediblegarden.com/pages/webcasts-presentations.

A webcast replay will also be available on the Company’s Investors section of the website (https://ediblegarden.com/pages/webcasts-presentations) through August 15, 2023. A telephone replay of the call will be available approximately one hour following the call, through August 29, 2022, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 46369.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated, is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The company currently operates state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey, and in partnership with growers near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s growth strategies, ability to expand its distribution network and distribution relationships, and performance as a public company. The words “believe,” “expect,” “intend,” “objective,” “seek,” “future,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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